                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [x]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [x] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                             Belco Oil & Gas Corp.
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                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [x] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                  [BELCO LOGO]

                             BELCO OIL & GAS CORP.
                          767 FIFTH AVENUE, 46TH FLOOR
                            NEW YORK, NEW YORK 10153
                                 (212) 644-2200

April 2, 1998

Dear Shareholders:

     On behalf of your Board of Directors and management, I cordially invite you to attend the 1998 Annual Meeting of Shareholders of Belco Oil & Gas Corp. to be held on Wednesday, May 13, 1998, at 11:00 a.m. New York time, at 522 Fifth Avenue (at 44th Street), 7th Floor, Rooms LPR 1 & 2, New York, New York.

     The principal items of business will be the election of seven directors and the ratification of Arthur Andersen LLP as independent accountants.

     Information about the nominees as well as other important information is set forth in the accompanying Notice of Annual Meeting and Proxy Statement, which you are urged to read.

     It is important that your shares be represented at the meeting whether or not you plan to attend and regardless of the number of shares you own. Accordingly, please sign, date and mail promptly the enclosed proxy in the return envelope.

     Thank you for your continued support.

                                            Sincerely,

                                            ROBERT A. BELFER
                                            Chairman of the Board and
                                            Chief Executive Officer

                                  [BELCO LOGO]

                             BELCO OIL & GAS CORP.
                          767 FIFTH AVENUE, 46TH FLOOR
                            NEW YORK, NEW YORK 10153
                                 (212) 644-2200

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                            WEDNESDAY, MAY 13, 1998

TO OUR SHAREHOLDERS:

     The 1998 Annual Meeting of Shareholders (the "Annual Meeting") of Belco Oil & Gas Corp., a Nevada corporation (the "Company"), will be held on Wednesday, May 13, 1998, at 11:00 a.m., New York time at 522 Fifth Avenue (at 44th Street), 7th Floor, Rooms LPR 1 & 2, New York, New York, for the following purposes:

     1. To elect seven directors of the Company to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified;

     2. To ratify the Board of Directors' appointment of Arthur Andersen LLP., independent public accountants, as the Company's auditors for the year ending December 31, 1998; and

     3. To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

     Holders of record of Belco Oil & Gas Corp. Common Stock at the close of business on March 27, 1998, will be entitled to notice of and to vote at the meeting or any adjournment(s) thereof.

     You are cordially invited to attend the Annual Meeting. Shareholders who do not expect to attend the meeting are requested to sign and return the enclosed Proxy, for which a postage-paid, return envelope is enclosed. The Proxy must be signed and returned in order to be counted.

                                            By Order of the Board of Directors,

                                            MYRA TUROFF
                                            Secretary

New York, New York
April 2, 1998

                                  [BELCO LOGO]

                             BELCO OIL & GAS CORP.
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                      1998 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 13, 1998

                              GENERAL INFORMATION

     The enclosed proxy (the "Proxy") is solicited by and on behalf of the Board of Directors of Belco Oil & Gas Corp., a Nevada corporation (the "Company" or "Belco"), to be used at the 1998 Annual Meeting of its Shareholders (the "Annual Meeting") to be held on Wednesday, May 13, 1998 at 11:00 a.m. New York time at 522 Fifth Avenue (at 44th Street), 7th Floor, Rooms LPR 1 & 2, New York, New York, or at any adjournment(s) thereof. The mailing address of the principal executive offices of the Company is 767 Fifth Avenue, 46th Floor, New York, New York 10153.

     This Proxy Statement and the related Proxy are first being mailed to the shareholders of the Company on or about April 10, 1998.

     The enclosed Proxy, even though executed and returned, may be revoked at any time prior to the voting of the Proxy (a) by execution and submission of a revised Proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting. In the absence of such revocation, the shares represented by the Proxies will be voted at the Annual Meeting in accordance with the instructions specified thereon.

     The Company's Secretary will appoint inspectors of election to tabulate all votes and to certify the results of all matters voted upon at the Annual Meeting.

     The Board of Directors has established March 27, 1998 as the record date (the "Record Date") to determine shareholders entitled to notice of and to vote at the Meeting. At the close of business on the Record Date, 31,584,400 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), were outstanding. Holders of record at the close of business on the Record Date of Belco's Common Stock will be entitled to one vote per share on all maters submitted to the meeting. Holders of record at the close of business on the Record Date of Belco's 6 1/2% Convertible Preferred Stock, par value $0.01 per share (the Preferred Stock") have no voting rights. The holders of a majority of the outstanding shares of Common Stock, present in person or by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. There are no other voting securities outstanding.

     The Company's Annual Report to Shareholders for the year ended December 31, 1997, including 10-K and financial statements, is being mailed herewith to all shareholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy soliciting material.

     The cost of any solicitation of Proxies will be borne by the Company. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of Proxies by telephone, telegraph or personal interview. The Company will request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in doing so.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, seven directors are to be elected to hold office until the next succeeding annual meeting of the shareholders and until their respective successors have been elected and qualified. All of the nominees are currently directors of the Company. Proxies cannot be voted for a greater number of persons than the number of nominees named. Election of directors shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by Proxy and entitled to vote at the Annual Meeting. Under Nevada law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority has been achieved. Shareholders may not cumulate their votes in the election of directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted for the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors. The following information regarding the nominees, their principal occupations, employment history and directorships in certain companies is as reported by the respective nominees.

GRAHAM ALLISON, 58
Director since 1996

     Dr. Allison is the Douglas Dillon Professor of Government, Harvard University. Until March 1994, he served as Assistant Secretary of Defense for Policy and Plans and continues to serve as Special Advisor to the Secretary of Defense. From 1977 to 1989, Dr. Allison was Dean of Harvard's John F. Kennedy School of Government. He was a founding member of the Trilateral Commission and a Director of the Council on Foreign Relations. He also formerly served as a Director of the Getty Oil Company, New England Securities and the Taubman Companies.

DANIEL C. ARNOLD, 68
Director since 1996

     Mr. Arnold practiced law with the firm of Vinson & Elkins, L.L.P. in Houston, Texas from 1953 until 1983. From January 1983 through April 1988, Mr. Arnold served as Director, and as President and later Chairman of First City Bancorporation of Texas, Inc. Mr. Arnold held a number of positions, including serving as Chairman of the Board and Chief Executive Officer of Farm & Home Financial Corporation and its wholly owned subsidiary, Farm and Home Savings Association from February 1989 to April 1991. Currently, Mr. Arnold serves as Director of the Parkway Company and U.S. Physical Therapy, Inc., and is engaged primarily in managing personal investments.

ROBERT A. BELFER, 63
Director since 1996

     Since March 1996 Mr. Belfer has been Chairman of the Board and Chief Executive Officer of the Company. From March 1996 to April 1, 1997, Mr. Belfer was also President of the Company. Mr. Belfer began his career at BPC in 1958 and became Executive Vice President in 1964, President in 1965 and Chairman of the Board in 1984. BPC was an independent oil and gas producer in the United States and abroad, which went public in 1959. It was one of the larger independent oil and gas companies in the United States and was included in Fortune's listing of the 500 largest industrial companies in the United States prior to merging with InterNorth, Inc. (now Enron Corp.) in 1983. Following the merger, Mr. Belfer became Chief Operating Officer of BelNorth Petroleum Corp., a combination of oil and gas producing operations of BPC and InterNorth. He resigned from his position with InterNorth in 1986 and pursued personal investments. In April 1992, Mr. Belfer founded the Company. In addition to his position at the Company, Mr. Belfer serves on the boards of Enron Corp. and NAC Re Corporation. Mr. Belfer received his undergraduate degree from Columbia College (A.B. 1955) and a law degree from the Harvard Law School (J.D. 1958).

LAURENCE D. BELFER, 31
Director since 1996

     Mr. Belfer is Director, President and Chief Operating Officer of Belco. Mr. Belfer joined the Company as Vice President in September 1992. He was promoted to Executive Vice President in May 1995 and Chief Operating Officer in December 1995 and was named President in April 1997. He is a founder and Chairman of Harvest Management, Inc., a money management firm. Mr. Belfer graduated from Harvard University (B.A. 1988) and from Columbia Law School (J.D. 1992).

ALAN D. BERLIN, 58
Director since 1996

     Mr. Berlin is a partner in the law firm of Aitken Irvin Lewin Berlin Vrooman & Cohn, LLP, where he specializes in international energy matters, taxation and corporate law. For over five years prior to joining the firm in 1995, he was engaged in the private practice of law. Mr. Berlin was previously a special consultant to the United Nations Department of Technical Cooperation for Development and the Center for Transnational Corporations (1989-1994). Mr. Berlin has been appointed an Honorary Associate of the Centre for Petroleum and Mineral Law and Policy at the University of Dundee, Scotland, and is a member of the Association of International Petroleum Negotiators. Mr. Berlin was employed in various positions with BPC from 1977 to 1985 with his last position being President of BPC Peru. Mr. Berlin also serves as a Director and Secretary of Chaparral Resources, Inc.

JACK SALTZ, 66
Director since 1996

     Mr. Saltz is a private investor in oil and gas, real estate development and other industries. He is President of OTS Corp., a real estate management company. He is also President of Highpro Corp., a firm that invests in oil and gas exploration projects. Mr. Saltz was a major stockholder of BPC and served BPC in many capacities including Director and Senior Vice President.

GEORGIANA SHELDON-SHARP, 74
Director since 1996

     Ms. Sheldon-Sharp has over 30 years of experience in the executive and legislative branches of the federal government, as well as politics and private business. Her areas of expertise include defense, foreign affairs and fossil and nuclear energy. She served as Acting Chairman and Commissioner of the FERC from 1977 to 1985 and served on the Board of Directors of Enron Corp. from 1985 to 1993. Ms. Sheldon-Sharp served on the Board of Trustees of Keuka College and the Federal Woman's Award, Inc. and is presently a member of the Executive Committee of the United States Energy Association World Energy Conference.

     Laurence D. Belfer is the son of Robert A. Belfer. Jack Saltz is the brother-in-law of Robert A. Belfer and the uncle of Laurence D. Belfer.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors held four regularly scheduled meetings and one telephonic meeting during the Company's fiscal year ended December 31, 1997. The Board of Directors has standing audit, compensation, executive and stock option committees.

     Audit Committee. The Audit Committee, which currently consists of Graham Allison, Daniel C. Arnold and Georgiana Sheldon-Sharp, is responsible for recommending to the Board of Directors each year the engagement of a firm of independent auditors to review the Company's accounting and internal control systems and principal accounting policies and procedures and overseeing the entire independent audit function. The Audit Committee met three times during the fiscal year ended December 31, 1997 and met once during the first quarter of 1998.

     Compensation Committee. The Compensation Committee, which currently consists of Robert A. Belfer, Alan D. Berlin and Jack Saltz, is responsible for determining the salaries of the officers of the Company. The Compensation Committee met one time during the fiscal year ended December 31, 1997 and met one time during the first quarter of 1998.

     Executive Committee. The Executive Committee, which currently consists of Robert A. Belfer, Laurence D. Belfer and Jack Saltz, is responsible for aiding and assisting the Company's management in the day-to-day operation of the Company. The Executive Committee met one time during the fiscal year ended December 31, 1997.

     Stock Option Committee. The Stock Option Committee, which currently consists of Alan D. Berlin and Jack Saltz, is responsible for the administration of the Stock Incentive Plan and the Performance Unit Plan. The Stock Option Committee met one time during the fiscal year ended December 31, 1997 and took action by unanimous written consent 13 times in 1997.

     During the year ended December 31, 1997, each Director attended at least 75% of the total number of meetings of the Board and the committees on which the Director served.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     The table below sets forth as of the Record Date (i) the name and address of each person known by management to own beneficially more than 5% of the Company's outstanding Common Stock, the number of shares beneficially owned by each such shareholder and the percentage of outstanding shares owned and (ii) the number and percentage of outstanding shares of Common Stock and Preferred Stock beneficially owned by each of the Company's director nominees and executive officers listed in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

     The Company knows of no one who beneficially owns in excess of five percent of a class of the Company's Common Stock except as set forth in the table below.

                                                                AMOUNT AND NATURE OF
   TITLE OF CLASS              NAME AND ADDRESS OF           BENEFICIAL OWNERSHIP AS OF        PERCENT OF
      OF STOCK                   BENEFICIAL OWNER                MARCH 27, 1998(1)               CLASS
   --------------              -------------------           --------------------------        ----------
Common                 ROBERT A. BELFER**                            12,876,933(2)(3)               40%
Convertible Preferred  767 Fifth Avenue, 46th Floor                     540,000(4)                  13%
                       New York, New York 10153
Common                 RENEE E. BELFER                                5,882,179(5)               18.62%
                       767 Fifth Avenue, 46th Floor
                       New York, New York 10153
Common                 LAURENCE D. BELFER**                           2,690,296(6)                8.51%
                       767 Fifth Avenue, 46th Floor
                       New York, New York 10153
Common                 JACK SALTZ**                                   2,112,580(7)(8)(9)(10)      6.67%
Convertible Preferred  767 Fifth Avenue, 46th Floor                      60,000                      2%
                       New York, New York 10153
Common                 SALTZ INVESTMENT GROUP                         1,883,223                   5.96%
                       767 Fifth Avenue, 46th Floor
                       New York, New York 10153
Common                 ROBERT A. BELFER DESCENDANT'S TRUST            1,642,040                   5.20%
                       (FORMERLY 1983 GRANTOR TRUST)
                       767 Fifth Avenue, 46th Floor
                       New York, New York 10153
Common                 SHIV K. SHARMA                                   291,054(11)                  *
Common                 PHILIP A. EPSTEIN                                209,466(12)                  *
Common                 DOMINICK J. GOLIO                                136,362(11)(13)              *
Common                 GRAHAM ALLISON**                                  23,000(9)                   *
Common                 DANIEL C. ARNOLD**                                29,000(9)(14)               *
Common                 ALAN D. BERLIN**                                   4,500(9)                   *
Common                 GEORGIANA H. SHELDON**                             4,000(9)                   *
Common                 ALL DIRECTORS AND EXECUTIVE OFFICERS
                       AS A GROUP                                    18,476,000(15)              58.40%

---------------

  *  Less than 1%

 **  Director

 (1) Under the regulations of the Securities and Exchange Commission, shares are deemed to be "beneficially owned" by a person if he or she directly or indirectly has or shares the power to vote or dispose of such shares, whether or not he or she has any pecuniary interest in such shares, or if he or she has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right.

 (2) Does not include shares owned by Robert A. Belfer's spouse, children or trusts of which his children or grandchildren are beneficiaries, totaling 10,091,079 shares, of which he disclaims beneficial ownership. Includes 400,000 shares held by Robert A. Belfer as Trustee of the Robert A. and Renee E. Belfer Family Foundation of which he disclaims beneficial ownership.

 (3) Includes 540,000 shares of Preferred Stock convertible into Common Stock at a conversion rate of 1.1292 shares of Common Stock for each share of Preferred Stock.

 (4) Includes 140,000 shares of Preferred Stock owned by A & B Investors, Inc. of which Mr. Belfer is a 50% owner.

 (5) Renee E. Belfer is the spouse of Robert A. Belfer and mother of Laurence D. Belfer. Includes 1,510,338 shares held by trusts of which Renee E. Belfer is sole trustee and the beneficiaries of which are her children. Includes 1,642,040 shares held by the Robert A. Belfer Descendant's Trust (formerly the Robert A. Belfer 1983 Grantor Trust ) of which Renee E. Belfer is co-trustee and has shared voting and investment power.

 (6) Includes 557,674 shares held by a trust of which Laurence D. Belfer is sole trustee and the beneficiaries of which are Laurence D. Belfer and his two sisters. Includes options to purchase 28,000 shares of Common Stock.

 (7) Includes 1,883,223 shares held by Saltz Investment Group, LLC, a limited liability company of which Mr. Saltz is sole managing director and 150,000 shares held by the Jack and Anita Saltz Foundation, Inc. of which Mr. Saltz is the trustee.

 (8) Does not include 259,654 shares held by trusts of which Mr. Saltz's wife is trustee and the beneficiaries of which are his children, and of which he disclaims beneficial ownership.

 (9) Includes options to purchase 3,000 shares of Common Stock pursuant to the 1996 Nonemployee Directors' Stock Option Plan.

(10) Includes 60,000 shares of Preferred Stock convertible into Common Stock at a conversion rate of 1.1292 shares of Common Stock for each share of Preferred Stock.

(11) Includes options to purchase 13,000 shares of Common Stock.

(12) Includes options to purchase 16,000 shares of Common Stock.

(13) Does not include 6,150 shares owned by Dominick J. Golio's spouse and children, of which he disclaims beneficial ownership.

(14) Includes 25,000 shares owned by two limited partnerships of which Mr. Arnold is the Managing General Partner and has shared voting and investment power.

(15) Does not include 6,147,213 shares owned by the spouses of the directors and officers as a group. If included, the total number of shares owned by the directors and officers as a group would be 24,635,505 which would constitute 77.87% of the class of stock.

SECTION 16(A)  BENEFICIAL OWNERSHIP COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers and persons who beneficially own more than 10% of the Common Stock to file reports of ownership and subsequent changes with the Securities and Exchange Commission. The Company believes that all reports required to be filed by such persons under
Section 16(a) with respect to 1997 transactions have been timely filed, except amended Form 4's were filed on November 25, 1997, to amend the Form 4's of March 1996, December 1996 and October 1997 of Philip A. Epstein. The number of shares owned by Mr. Epstein were reported incorrectly due to a typographical error and were reported immediately following the detection of error.

                             EXECUTIVE COMPENSATION
                             AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth for the fiscal years ending December 31, 1996 and 1997, the cash compensation of (i) the Company's chief executive officer and (ii) the other four most highly compensated executive officers of the Company, (collectively, the "Named Executive Officers").

                                                                                        LONG-TERM
                                                   ANNUAL                              COMPENSATION
                                                COMPENSATION                              AWARDS
                                            --------------------                      --------------
                                                                                        SECURITIES
                                                                                        UNDERLYING
                                                                   RESTRICTED STOCK    OPTIONS/SARS        ALL OTHER
                                     YEAR   SALARY($)   BONUS($)      AWARDS($)       (# OF SHARES)    COMPENSATION($)(1)
                                     ----   ---------   --------   ----------------   --------------   ------------------
ROBERT A. BELFER                     1997   $179,769         --              --               --             $4,800
  Chairman of the Board and          1996   $112,500         --              --               --                 --
  Chief Executive Officer
LAURENCE D. BELFER                   1997   $179,769         --              --           40,000             $4,800
  Director, President, and Chief     1996   $153,569         --              --           60,000             $4,750
  Operating Officer
SHIV K. SHARMA                       1997   $206,539         --              --           15,000             $4,800
  Senior Vice President --           1996   $204,077         --        $ 95,000(2)        30,000             $4,750
  Engineering
DOMINICK J. GOLIO                    1997   $182,231    $10,000              --           20,000             $4,800
  Vice President --  Finance, Chief  1996   $176,658         --        $475,000(2)        30,000             $1,145
  Financial Officer and Treasurer
PHILIP A. EPSTEIN                    1997   $204,577    $125,000             --           30,000             $4,800
  Senior Financial and Legal         1996   $153,752         --        $ 76,000(2)        30,000             $4,500
  Advisor and General Counsel

---------------

(1) The amounts listed reflect amounts contributed or accrued by the Company on behalf of the Named Executive Officers under the Company's 401(k) profit sharing plan.

(2) The amounts listed reflect the value of Restricted Stock awards granted on March 25, 1996 ($19.00 per share), which vest 20% per year beginning at the first anniversary date of the grant. Holders of Restricted Stock are entitled to receive dividends, if and when declared by the Board of Directors. As of December 31, 1997, fiscal year end, Named Executive Officers had the following number of shares of restricted stock having a value as noted: Mr. Sharma 5,000 shares, value $95,000; Mr. Golio 25,000 shares, value $475,000; Mr. Epstein, 4,000 shares, value $76,000.

STOCK OPTIONS GRANTED IN 1997 AND YEAR-END VALUES

     The following table contains certain information concerning Incentive Stock Options and Non-Statutory Stock Options to purchase Common Stock granted in fiscal 1997, pursuant to the Company's 1996 Stock Incentive Plan, to the Named Executive Officers.

                                               INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE VALUE
                             -----------------------------------------------------      AT ASSUMED ANNUAL RATES
                               NUMBER OF     % OF TOTAL                                     OF STOCK PRICE
                              SECURITIES      OPTIONS                                   APPRECIATION FOR OPTION
                              UNDERLYING     GRANTED TO   EXERCISE OR                          TERMS(2)
                                OPTIONS      EMPLOYEES    BASE PRICE    EXPIRATION    ---------------------------
           NAME              GRANTED(#)(1)    IN 1997      ($/SHARE)       DATE          5%($)         10%($)
---------------------------  -------------   ----------   -----------   ----------    -----------   -------------
Robert A. Belfer...........         --            --             --            --            --              --
Laurence D. Belfer.........     20,000(3)       3.66%      $22.1375     2/28/2007      $721,200      $1,148,400
                                 2,750(3)       0.50%      $20.7625     8/19/2007      $ 93,005      $   48,088
                                17,250(4)       3.16%      $18.8750     8/19/2007      $530,438      $  844,560
Philip A. Epstein..........      4,000(3)       0.73%      $20.1250     2/28/2007      $ 50,620      $  208,800
                                16,000(4)       2.93%      $20.1250     2/28/2007      $202,480      $   35,200
                                 1,025(3)       0.19%      $18.8750     8/19/2007      $ 12,172      $   50,184
                                 8,975(4)       1.64%      $18.8750     8/19/2007      $439,416      $  439,416
Dominick J. Golio..........      1,000(3)       0.18%      $20.1250     2/28/2007      $ 32,780      $   52,200
                                 4,000(4)       0.73%      $20.1250     2/28/2007      $131,120      $  208,800
                                 3,000(3)       0.55%      $18.8750     8/19/2007      $ 92,250      $  146,880
                                12,000(4)       2.20%      $18.8750     8/19/2007      $269,000      $  587,520
Shiv K. Sharma.............      1,000(3)       0.18%      $20.1250     2/28/2007      $ 32,780      $   52,200
                                 4,000(4)       0.73%      $20.1250     2/28/2007      $131,120      $  208,800
                                 2,000(3)       0.37%      $18.8750     8/19/2007      $ 61,500      $   97,920
                                 8,000(4)       1.83%      $18.8750     8/19/2007      $246,000      $  391,680

---------------

(1) The options expire 10 years from the date of grant. Twenty percent of the options will vest on the first and each succeeding anniversary of the date of the grant.

(2) Calculated based upon the indicated rates of appreciation, compounded annually, from the date of grant to the end of each option term. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved. The calculation does not take into account the effects, if any, of provisions of the option plan governing termination of options upon employment termination, transferability or vesting.

(3) These amounts represent incentive stock options granted under the Company's 1996 Stock Incentive Plan.

(4) These amounts represent non-statutory stock options granted under the Company's 1996 Stock Incentive Plan.

STOCK OPTION YEAR-END VALUES

     No options were exercised by the Company's executive officers during the fiscal year ended December 31, 1997. The following table sets forth information about the unexercised options to purchase Common Stock held by the Named Executive Officers at December 31, 1997.

                                         NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                        UNDERLYING UNEXERCISED               IN-THE-MONEY
                                        OPTIONS AT 12/31/97(#)        OPTIONS AT 12/31/97($)(1)
                                     ----------------------------    ----------------------------
               NAME                  EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
               ----                  -----------    -------------    -----------    -------------
Robert A. Belfer...................        --              --              --              --
Laurence D. Belfer.................    12,000          88,000              --          $1,250
Philip A. Epstein..................     6,000          54,000              --             625
Dominick J. Golio..................     6,000          44,000              --             938
Shiv K. Sharma.....................     6,000          39,000              --             625

---------------

(1) The value of each unexercised in-the-money stock option is equal to the difference between the closing price of the Common Stock on the New York Stock Exchange on December 31, 1997 of $18.8125 and the per share exercise price of the stock option.

TEN-YEAR OPTION REPRICINGS

     In August 1997, the Stock Option Committee of the Board of Directors approved a repricing of stock options of all employees of the Company whose stock options had an exercise price higher than $20.125. There were 25 employees holding a total of 101,500 stock options that were repriced.

     The following Ten-Year Option Repricings table shows options repriced during the period March 26, 1996 (inception of the Company) through December 31, 1997, for persons who were executive officers of the Company at the time of the repricing of such options.

                                                                                                       LENGTH OF
                                       NUMBER OF                                                     ORIGINAL TERM
                                      SECURITIES    MARKET PRICE   EXERCISE PRICE                    REMAINING AT
                                      UNDERLYING    OF STOCK AT      AT TIME OF                         DATE OF
                           DATE OF      OPTIONS       TIME OF        REPRICING       NEW EXERCISE      REPRICING
                          REPRICING   REPRICED(#)   REPRICING($)       ($/SH)        PRICE($/SH)        (YEARS)
                          ---------   -----------   ------------   --------------   --------------   -------------
M. Bradford Moody.......   8/18/97      10,000       $19.59375        $28.1250         $20.1250           8.7
Vice President --          8/18/97       2,500       $19.59375        $24.8125         $20.1250           9.2
  Land & Legal
Steve Mueller...........   8/18/97      20,000       $19.59375        $27.0000         $20.1250           9.1
Senior Vice President --
  Exploration

DIRECTOR COMPENSATION

     Pursuant to the Company's 1996 Nonemployee Directors' Stock Option Plan (the "Directors' Plan"), directors of the Company who are not officers or employees of the Company or any of its subsidiaries ("Non-Employee Directors") receive, as of the date of each annual meeting of the shareholders of the Company, a nonqualified stock option to purchase 3,000 shares of Common Stock. Each option has an exercise price equal to the fair market value of the Common Stock on the New York Stock Exchange on the date of grant. The exercise price may be paid in cash, in shares of Common Stock having a fair market value equal to the purchase price thereof, or by a combination of such means of payment. The number of shares covered by each option and the exercise price per share will be proportionately adjusted in the event of a stock split, reverse stock split, stock dividend, or similar capital adjustment effected without receipt of consideration by the Company. The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of options granted under the Directors' Plan cannot, on the date of the grant of any such option, exceed an amount equal to 0.5% of the number of then outstanding shares of Common Stock. Shares issuable pursuant to the Directors' Plan may be authorized but unissued shares or reacquired shares, and the Company may purchase shares required for this purpose. Effective as of the Company's first Board of Directors Meeting, dated April 24, 1996, each of Messrs. Arnold, Berlin, Saltz, Dr. Allison and Ms. Sheldon-Sharp were granted an option to purchase 3,000 shares of Common Stock at an exercise price of $29.00 per share (the fair market value of the Common Stock on the New York Stock Exchange on such date) pursuant to the Directors' Plan. On May 13, 1997, each of Messrs. Arnold, Berlin, Saltz, Dr. Allison and Ms. Sheldon-Sharp were granted an option to purchase 3,000 shares of Common Stock at an exercise price of $22.9375 per share (the fair market value of the Common Stock on the New York Stock Exchange on such date) pursuant to the Directors' Plan.

     Options granted under the Directors' Plan have a maximum term of ten years and vest in three equal annual installments beginning on the first anniversary of the date of grant. Upon the occurrence of a "Change of Control" (defined in the Directors' Plan) while a Non-Employee Director is a member of the Board of Directors, or in the event that a Non-Employee Director's membership on the Board of Directors terminates by reason of death or disability, each option then held by such Non-Employee Director will be exercisable in full.

     During 1997, each Non-Employee Director of the Company received an annual retainer of $10,000 payable quarterly in arrears, and was reimbursed for expenses incurred in attending meetings of the Board of Directors and committees thereof.

COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE REPORTS ON EXECUTIVE COMPENSATION

     The Compensation Committee's principal duties are to determine the salaries of the officers of the Company.

     Executive Compensation. The Committee believes that compensation of executive officers should not only be adequate to attract, motivate and retain competent executive personnel, but should also serve to align the interests of executive officers with those of shareholders. To achieve these ends, in addition to a competitive base salary, the Company has adopted long-term incentive compensation plans that are dependent upon the performance of the Company's Common Stock. The Compensation Committee does not currently intend to award levels of compensation that would result in a limitation on the deductibility of a portion of such compensation for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"); however, the Compensation Committee may authorize compensation that results in such limitations in the future if it determines that such compensation is in the best interest of the Company.

     Base Salary. While the Committee believes it is crucial to provide salaries within a competitive market range in order to attract and retain managers who are highly talented, the Committee has established a philosophy of generally providing moderate base salaries together with significant incentive compensation opportunities, primarily in the form of restricted stock and incentive stock options, in order to strongly emphasize pay-for-performance and align executive and shareholder economic returns. The specific competitive markets considered in determining base salaries depend on the nature and level of the positions in question and the labor markets from which qualified individuals would be recruited. The Committee intends to review the executive group's salaries on an annual basis and adjust them if they deviate substantially from salary levels implied by market data.

     Performance Unit Plan and Stock Option Plan. The Performance Unit Plan and Stock Incentive Plan are administered by the Stock Option Committee.

          Performance Unit Plan The Company's Performance Unit Plan authorizes the Stock Option Committee to award Performance Units to employees of the Company prior to the beginning of each Plan Year. No employee may receive more than 250,000 Performance Units in any one Plan Year. A Performance Unit has a Performance Period which is four consecutive calendar years (sixteen quarters) beginning with and including the calendar year for which the Performance Unit is granted. Each Performance Unit has an initial value of $1.00. The payment value at the end of the Performance Period (or any other period as may be determined by the Stock Option Committee) will be based on the

     Company's Total Shareholder Return Ranking Position compared to that of a Peer Group. If the Company ranks first, the Performance Unit is worth $2.00 and if the Company ranks lower than sixth the Performance Unit has no value. The Company must rank third to maintain the initial value of $1.00. No Performance Units were granted in 1997.

          Stock Incentive Plan The Company's Stock Incentive Plan authorizes the Stock Option Committee to award (the "Award") incentive stock options, nonstatutory stock options and restricted stock to employees of the Company. The aggregate maximum number of shares that may be issued pursuant to Awards granted under the Plan is 2,250,000 shares of Common Stock. The Committee determined that this number was comparable, as a percentage of outstanding stock, to the number of shares available for grant under stock option plans of the companies comprising the Peer Group. The Committee generally grants incentive stock options; however, in the case of the value of a grant of stock options totaling more than $500,000, the Stock Option Committee will grant the remainder as non-statutory stock options both at an exercise price equal to the fair market value of the Company's Common Stock on the date of the grant. Options generally have ten-year terms, with exercise restrictions that lapse over a five-year period.

          Repricing of Stock Options. On August 19, 1997, the Stock Option Committee of the Board of Directors approved a repricing of stock options of certain employees of the company. The Committee reviewed the exercise prices of all stock options in light of the current stock trading price. The Committee believed that in order to retain and motivate employees it would be in the best interest of the Company to reprice all options that were higher than $20.125. There were 25 employees holding a total of 101,500 stock options that were repriced.

     The Stock Option Committee also grants awards of Restricted Stock which are shares of Common Stock that are subject to forfeiture under the circumstances specified by the Committee at the time of the award of such shares.

     Stock option grants are designed to align the long-term interests of the Company's employees with those of its shareholders by directly linking compensation to shareholder return, as well as by enabling employees to develop and maintain a significant, long-term equity ownership position in the Company. During 1997, options were granted to Messrs. Laurence D. Belfer, Philip A. Epstein, Shiv K. Sharma and Dominick J. Golio for the foregoing reasons and to provide such executive officers with further incentive with respect to the Company's future performance.

     401(k) Plan. Under the Company's 401(k) profit sharing plan, eligible employees are permitted to defer receipt of up to 15% of their compensation (subject to certain limitations imposed under the Code). The plan provides that a 50% match of up to 6% deferred of employee deferrals may be made by the Company in cash. The amounts held under the plan are to be invested among various investment funds maintained under the plan in accordance with the directions of each participant.

     Salary deferral contributions are 100% vested. Matching contributions are vested over a period of five years at the rate of 20% per year. If a participant terminates employment with the Company after attaining age 65 or by reason of death or disability, however, the participant will be fully vested in his or her share of Company matching contributions. Participants or their beneficiaries are entitled to payment of vested benefits upon termination of employment. In addition, hardship distributions to participants under the plan depends on the level of the participant's elective deferrals under the plan, the amount of company matching contributions made to the plan and the performance of the investment funds maintained under the plan in which contributions are invested.

     Chief Executive Officer Compensation. The Company's executive compensation philosophy for the compensation of the Company's Chief Executive Officer, Robert
A. Belfer, is a competitive, but conservative, base salary.

       Compensation Committee                 Stock Option Committee
Robert A. Belfer                       Alan D. Berlin
Alan D. Berlin                         Jack Saltz
Jack Saltz

TRANSACTIONS WITH MANAGEMENT AND CERTAIN SHAREHOLDERS

     Set forth below is a description of certain transactions entered into between the Company and certain of its officers, directors and shareholders.

     The Company has entered into a substantial portion of its natural gas and crude oil commodity swap agreements and option agreements with Enron Capital & Trade Resources Corp. ("ECT"), a wholly owned subsidiary of Enron Corp. Mr. Robert A. Belfer is a member of the Board of Directors of Enron. These agreements were entered into in the ordinary course of business of the Company and are on terms that the Company believes are no less favorable than the terms of similar arrangements with third parties. Pursuant to the terms of these agreements the Company paid ECT a net amount of approximately $8,571,000 in fiscal year 1997. The amount of future payments (as well as whether payments will be made by the Company to ECT or vice versa) is affected by fluctuations in energy commodity prices. The Company believes that it and ECT will continue to enter into similar arrangements throughout 1998.

     The Company sells, from time to time, liquids products to ECT on a competitive basis.

     Certain officers and employees of the Company have loans outstanding to the Company. These loans were made to enable such persons to finance their purchase of interests in oil and gas properties prior to the Offering. As part of the Offering such persons were issued shares of Common Stock in exchange for their interests pursuant to the Combination Agreement (the "Combination"). The loans remain outstanding and are secured by certain of such shares of Common Stock. The loans have been modified to provide for final maturity after three years from the date of the Combination, which occurred on March 29, 1996, and all outstanding principal will be due at such date. The loans may be prepaid at any time at the option of the borrower. Each borrower will have the option of repaying such loan in cash or with shares of Common Stock. If a borrower chooses to repay with Common Stock, the shares to be used for such purpose will be valued based on the then fair market value of the Common Stock. The interest rate on each of the loans is at the prime rate, as announced from time to time, of The Chase Manhattan Bank. Interest will accrue during the first two years of such loans but the payment of interest will not be required during such period. After such two year period, cash payments of interest will be required quarterly until the loan is repaid. The officers of the Company who have received such loans, and the principal amounts of their loans plus accrued interest as applicable as of December 31, 1997 are as follows: Dominick J.
Golio -- $314,742.23, Shiv K. Sharma -- $445,728.90, George
Sheffer -- $115,786.75 and Mel Fife -- $31,452.66.

     The officers of the Company have other business positions that they will continue to pursue independent of the Company; however, none of these interests are related to the oil and gas business of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of Robert A. Belfer, Alan D. Berlin and Jack Saltz. During 1997 there were no compensation committee interlocks between the Company and any other entity. For a description of transactions in 1997 with Robert A. Belfer, see "Transactions with Management and Certain Shareholders" above.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     As required by applicable rules of the Securities and Exchange Commission, the performance graph shown below was prepared based on the following assumptions:

     1. $100 was invested in the Company's Common Stock, the S&P 500 and the Peer Group (as defined below) on March 25, 1996 at the initial public offering price of the Company's Common Stock of $19.00 per share and the closing price of the stocks comprising the S&P 500 and the Peer Group, respectively, on such date. The Company's Common Stock began trading on the New York Stock Exchange on March 26, 1996.

     2. Peer Group investment is weighted based upon the market capitalization of each individual company within the Peer Group at the beginning of the period.

     3. Dividends are reinvested on the ex-dividend dates.

     The companies that comprise the Company's current Peer Group are as follows: Barrett Resources Corporation, Cabot Oil & Gas Corp., Chesapeake Energy Corp., Cross Timbers Oil Co., Forcenergy Gas Exploration, Newfield Exploration Co., Parker and Parsley Petroleum Co., Seagull Energy Corp., United Meridien Corp., Union Pacific Resources Company, Vintage Petroleum Inc.

                             BELCO OIL & GAS CORP.
                           COMPARATIVE TOTAL RETURNS

               MEASUREMENT PERIOD
             (FISCAL YEAR COVERED)                     BELCO           PEER GROUP         S&P 500
3/26/96                                                     100.00            100.00            100.00
12/31/96                                                    144.08            144.56            117.82
12/31/97                                                     99.01            112.80            157.13

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 1998. The Company is advised that no member of Arthur Andersen LLP has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by Proxy and entitled to vote at the Annual Meeting. Under Nevada law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority has been achieved.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THIS APPOINTMENT.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the person voting the Proxy.

                             SHAREHOLDER PROPOSALS

     Any shareholder who wishes to submit a proposal for inclusion in the proxy material and or presentation at the Company's 1999 Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company at the address indicated in this Proxy Statement, so that the Secretary receives it no later than December 11, 1998.

                                            By Order of the Board of Directors

                                            MYRA TUROFF
                                            Secretary

April 2, 1998